PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement"), dated as of April 8, 2013, is entered into by and between HM East Ridge LLC, a Delaware limited liability company (“HM”) and Limoneira Company, a Delaware corporation (“Limoneira”) ( HM and Limoneira are collectively referred to herein as “Seller”) and IPDC Construction, Inc., a California corporation, or its assignee (“Buyer”). This Agreement constitutes (i) a contract of purchase-and-sale and (ii) escrow instructions to Lawyer’s Title, Oxnard, CA (“Escrow Holder”), whose consent appears at the end of this Agreement.

RECITALS:

1.          The Property. Seller owns certain real and personal property in the City of Santa Maria, County of Santa Barbara, California, the legal description of which is set forth on Exhibit “A” attached hereto (“the Property”).

2.          Purchase and Sale. Seller and Buyer wish to enter into a transaction pursuant to which Buyer shall purchase the Property from Seller subject to the terms set forth below.

DEFINITIONS:

In addition to the definitions contained elsewhere in this Agreement, unless the context otherwise indicated, the following terms shall have the meanings as set forth in this Article:

"Business Day" means any day other than Saturday, Sunday or any legal state or national holiday observed in the State of California.

"Cash" means (i) currency, (ii) a check or checks currently dated payable to Escrow Holder or order and honored upon presentation for payment, or (iii) funds wire-transferred or otherwise deposited into Escrow Holder's account at Escrow Holder's direction, in each event in U.S. dollars.

"Close of Escrow" and “Closing” means the date the Seller's Grant Deed and any other documents to be recorded on closing pursuant to the terms hereof are filed for record.

"Closing Date" has the meaning set forth in Section 11.1.

“Control” means owning, directly or indirectly, fifty percent (50%) or greater of the voting power of an entity.

"Escrow Holder" means Lawyers Title, Oxnard, CA.

"Feasibility Period” is described in Section 2.2 below.

“Hazardous Materials” means any material or substance which is (i) defined as a “hazardous waste,” extremely hazardous waste,” “restricted hazardous waste,” “hazardous material,” “hazardous substance,” or any similar formation under or pursuant to any California or Federal statute or common law rule; (ii) petroleum and natural gas liquids as those terms are used in Section 109(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 6901, et seq. (41 U.S.C. Section 6903); (iii) asbestos; (iv) polychlorinated biphenyls; (v) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C., Section 1251, et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (vi) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (vii) defined as a “hazardous substance” pursuant to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (41 U.S.C. Section 9601), in each case, as any such statute now provides or may hereafter be amended, and in the regulations promulgated pursuant thereto.

“Hazardous Materials Laws” means all federal, state and local laws (whether under common law, statute or otherwise), ordinances, orders, rules, regulations and guidance documents now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, industrial hygiene or environmental conditions, protection of the environment, Hazardous Materials, pollution or contamination of the air, soil, surface water or groundwater, and regulations, rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations, as such statutes, regulations, rules, guidelines, and standards are amended from time to time.

“Opening of Escrow” means the date that this Agreement has been signed by Buyer and Seller and the Escrow Officer has executed the Consent of Escrow Holder attached hereto as part of this Agreement.

“Title Company” means Lawyers Title, Oxnard, CA.

AGREEMENT:

ARTICLE 1

PURCHASE PRICE AND DEPOSIT

1.1          Deposit. Upon mutual execution of this Agreement, Buyer will deliver to Escrow Holder the sum of One Hundred Thousand Dollars ($100,000.00) in Cash (the "Deposit"). The Deposit shall be placed in an interest bearing account pursuant to the terms of Section 10.1. Interest on the Deposit shall accrue for the benefit of Buyer unless Buyer is in default under the terms and conditions of this Agreement in which case the interest shall be paid to Seller. At the end of the Feasibility Period, unless Buyer has elected to terminate this Agreement pursuant to the terms of Section 2.2, the Deposit shall be delivered to Seller and shall be non-refundable. The Deposit and all accrued interest thereon shall be applied to the Purchase Price on Close of Escrow.

1.2          Purchase Price. Subject to the terms and conditions of this Agreement, Seller shall sell and Buyer shall buy the Property for Six Million Dollars ($6,000,000.00) (the "Purchase Price"). The Purchase Price is payable as follows: (i) Buyer shall make the Deposit as set forth in Section 1.1 above, and (ii) on or before three (3) Business Day prior to the Closing Date, Buyer shall deposit with Escrow Holder the balance of the Purchase Price in Cash and all other amounts due by Buyer hereunder in order to complete the Close of Escrow.

Article 2

BUYER'S FEASIBILITY AND RIGHT TO ENTER THE PROPERTY

2.1          Limit on Escrow Holder’s Responsibility. Escrow Holder shall have no concern with, responsibility for, or liability for this Article.

2.2          Feasibility Period. Buyer shall have through 5:00 p.m. Pacific Time on the date that is thirty (30) days from the execution of this Agreement by both parties hereto (the "Feasibility Period") to conduct such investigations, testing and inspections of the Property as deemed necessary or appropriate by Buyer. Buyer's satisfaction with the Property and its feasibility for Buyer's intended purposes is referred to as the "Feasibility Condition." If Buyer is not satisfied, in Buyer’s sole discretion, with the Property in Buyer’s sole discretion, Buyer may terminate this Agreement and receive a refund of the Deposit and all interest accrued thereon by notifying Seller and Escrow Holder in writing at any time on or before 5:00 p.m. (Pacific Time) on the last day of the Feasibility Period. Failure of Buyer to deliver a notice of termination to Seller and Escrow Holder by the end of the Feasibility Period shall be deemed Buyer’s approval of the Feasibility Condition.

2.3          Property Information. Within five (5) Business Days after the Opening of Escrow, Seller shall deliver to Buyer copies of all tests, surveys, reports, records, permits, applications, inspections, approvals, entitlements, mitigation agreements, licenses, correspondence with or notices from any Governmental Agencies, agreements with the applicable jurisdictions, easement agreements, flood control agreements, utility agreements, development rights, studies (including all traffic, soils, geotechnical and environmental studies and reports), contracts, agreements, tax bills, maps, plans (including but not limited to civil engineering, architectural, grading, improvement and landscaping plans and calculations), drawings, and authorizations relating to or affecting the Property or the development thereof in Seller’s possession (collectively referred to as the “Property Information”).

2.4          Right to Enter Upon the Property; Indemnity. Buyer, its employees, agents, consultants and contractors shall have access to the Property on one (1) Business Day advance written notice to Seller, and may enter upon the Property to inspect, survey and test the conditions present on the Property. Any physically intrusive test will require Seller’s reasonable approval. Prior to any entry on the Property by Buyer prior to the Closing, Buyer shall secure and maintain: a) a comprehensive general liability and property damage policy in an amount of no less than Two Million Dollars ($2,000,000.00) which will cover the activities of Buyer and its agents and consultants on the Property and shall name Seller an additional insured thereunder, and b) worker’s compensation and employer’s liability insurance in accordance with the provisions of California laws. Buyer shall provide a certificate of insurance to Seller evidencing the insurance required herein. Buyer shall fully protect, defend, hold harmless and indemnify Seller and its managers and members, and the employees, agents, attorneys, shareholders, members, managers, successors and assigns of Seller and its managers and members (“Seller Indemnified Parties”) and the Property, from any and all claims, liabilities, damages, costs, injuries, liens (including but not limited to mechanic's, materialman's, contractor's and similar liens), actions or judgments of any kind or nature (including, without limitation, attorneys' fees, expert fees, and litigation costs and expenses) (collectively, “Losses”) arising out of or resulting in any way from any such entry onto the Property or the acts and omissions of Buyer, its agents, employees, consultants or contractors; provided, however that the foregoing indemnity shall not apply to (i) any Losses arising out of the gross negligence of willful misconduct of any of the Seller Indemnified Parties, and (ii) or any Losses caused by any existing condition on the Property discovered, uncovered or otherwise revealed by Borrower. The provisions of this Section 2.4 shall survive the termination or Closing of this Agreement.

Article 3

TITLE

3.1          Preliminary Title Report. Seller will, within five (5) Business Days after the Opening of Escrow, cause the Title Company to deliver a preliminary title report for the Property to Buyer and Seller (the "Title Report") along with copies of all plotted easements and underlying documents referenced therein. Buyer shall have until the end of the Feasibility Period to notify Seller and Title Company what exceptions to title shown thereon, if any, are unacceptable to Buyer ("Disapproved Exceptions"). Buyer’s failure to deliver to Seller written notice of any Disapproved Exceptions by the end of the Feasibility Period shall be deemed approval by Buyer of all exceptions to title reported in the Title Report. In the event Buyer shall give notice of any Disapproved Exception, Seller shall have five (5) Business Days after receipt of such notice to notify Buyer and Escrow Holder either (1) that Seller will cure or insure over such Disapproved Exception; or (2) that Seller will not cure or insure over such Disapproved Exception. Seller's failure to give such notice with respect to a Disapproved Exception shall constitute an election not to cure or insure over such Disapproved Exception; provided, however, that Seller shall cure any Disapproved Exception which is a deed of trust or other monetary lien encumbering the Property not caused by or on behalf of Buyer and any delinquent property taxes or assessments. Seller shall keep the Property free and clear of all monetary liens and encumbrances not reflected in the Title Report, except for current real property taxes. In the event Seller elects or is deemed to elect not to cure or insure over any Disapproved Exception, Buyer shall have the option within three (3) Business Days after receipt (or three (3) Business Days after the date Seller’s response was due if not given) to terminate this Agreement by written notice to Seller and Escrow Holder to that effect, in which case Buyer shall receive a refund of the Deposit and accrued interest thereon, and no party shall have any further rights or obligations under this Agreement except those which, by their terms, survive the termination hereof.

3.2          Title Policy. At Closing, Buyer's title to the Property shall be insured by a Standard Coverage ALTA Owner's Policy of Title Insurance in the amount of the Purchase Price, insuring title to the Property in Buyer subject only to (1) Title Company's standard exceptions and exclusions, (2) the lien of supplemental taxes assessed pursuant to California Revenue and Taxation Code Sections 75, et seq., resulting from this transaction, (3) exceptions to title approved by Buyer or deemed approved by Buyer pursuant to Section 3.1, (4) items shown or that would have been shown on any survey of the Property, and (5) such deeds of trust or other exceptions to title caused or created by or for the benefit of Buyer. Additionally, the Property shall be insured against mechanics liens not caused by Buyer pursuant to a title policy endorsement. Buyer may, at Buyer's option and at Buyer's expense, direct Escrow Holder to procure an ALTA Extended Coverage Policy of Title Insurance or endorsements which expand coverage in excess of that which is described above. Any updated or new survey shall be at Buyer's expense. The policy of title insurance to be obtained pursuant to this Section 3.2 is referred to as the “Title Policy”. Fees and costs associated with the Title Policy shall be split equally between the two parties, except all of the costs of any extended policy of title insurance shall be Buyer’s sole expense.

3.3          Failure of Seller to Cure. In the event Seller elects to cure any Disapproved Exception but is unable to do so or does not do so by the Closing Date, Buyer may (i) terminate this Agreement and receive a full refund of the Deposit and accrued interest thereon, or (ii) elect to waive its objection to the Disapproved Exception(s) in question and proceed to close escrow.

Article 4

ESCROW INSTRUCTIONS

4.1          If requested by Escrow Holder, Buyer and Seller shall execute further escrow instructions to Escrow Holder that are consistent with the terms of this Agreement and that incorporate Escrow Holder’s general provisions. In the event of any conflict between such escrow instructions and this Agreement the terms in the body of this Agreement shall prevail unless such escrow instructions specifically provide that they modify this Agreement.

Article 5

CONDITIONS PRECEDENT TO CLOSING

5.1          Conditions to Buyer's Obligation to Close. Buyer's obligation to close Escrow under this Agreement shall be subject to the satisfaction or written waiver, in whole or in part, by Buyer of each of the following conditions precedent:

(a)          Feasibility. Buyer shall have approved the Feasibility Condition.

(b)          Title Policy. The Title Company shall have irrevocably committed to issue the Title Policy in the form prescribed in Section 3.2.

(c)          Representations and Warranties. Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Close of Escrow.

(d)          Material Default. Seller shall not be in material default of any term or condition of this Agreement.

The foregoing conditions are conditions precedent in favor of Buyer and may be waived by Buyer at its election.

5.2          Conditions to Seller's Obligation to Close. Seller's obligation to close Escrow under this Agreement shall be subject to the satisfaction or written waiver, in whole or in part, by Seller of each of the following conditions precedent:

(a)          Purchase Price. Buyer shall have delivered the Deposit and deposited the Purchase Price and all prorations and closing costs for which Buyer is responsible in Escrow pursuant to the provisions set forth herein.

(b)          Representations and Warranties. Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Close of Escrow.

(c)          Material Default. Buyer shall not be in material default of any term or condition of this Agreement.

The foregoing conditions are conditions precedent in favor of Seller and may be waived by Seller at its election.

5.3          Effect of Failure of a Condition Precedent. In the event any condition precedent set forth in this Article 5 is not satisfied or waived within the applicable time period, the party in whose favor the condition exists may thereafter terminate this Agreement by giving written notice of termination to the other party provided that the party giving notice is not in material breach of its obligations under the Agreement. Upon any such termination, each party shall return any documents, plans, studies which were previously delivered by the other party. The Deposit and all interest accrued thereon shall be retained by Seller if this Agreement is not terminated on or before the end of the Feasibility Period by Buyer. The Deposit shall be returned to Buyer if Buyer terminates this Agreement as required hereunder on or before the end of the Feasibility Period.   Nothing in this paragraph shall limit the rights of either party to seek damages in accordance with California law, including, but not limited to, specific performance and/or other equitable remedies.

Article 6

BUYER'S DELIVERIES TO ESCROW HOLDER AND SELLER

6.1          Closing Deposit and Documents. At least three (3) Business Days prior to Close of Escrow, Buyer shall deliver to Escrow Holder (i) all remaining sums required to be paid by Buyer through this Escrow, including the balance of the Purchase Price and sums payable pursuant to Article 9 below, (ii) the Assignment of Property Rights in the form of Exhibit “C”, fully executed by Buyer and (iii) a completed and signed Preliminary Change of Ownership Form.

Article 7

SELLER'S DELIVERIES TO ESCROW HOLDER

7.1          Documents. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Escrow Holder the following documents:

(a)          A fully executed Grant Deed in the form attached as Exhibit "B” to this Agreement.

(b)          The Assignment of Property Rights in the form of Exhibit “C”, fully executed by Seller.

(c)          Appropriate certifications, including without limitation, a Foreign Investment in Real Property Tax Act ("FIRPTA") Certificate and California Form 593-C, evidencing that neither Buyer nor Escrow Holder are required to withhold Seller's closing funds pursuant to Internal Revenue Code Section 1445 and California Revenue and Taxation Code Section 18662(e).

Article 8

CONDEMNATION/CASUALTY

8.1          Risk of Loss/Condemnation. If, prior to the Close of Escrow, the Property is (a) damaged by reason of earthquake, rain, flooding or other cause, the cost of which to repair or restore exceeds five percent (5%) of the Purchase Price for the Property (“Material Damage”), or (b) all or a portion of the Property in excess of five percent (5%) of the Property is condemned, or written notice of intent to condemn is provided to Seller, by any legally constituted governmental authority (“Material Condemnation”), then, Buyer shall have the right to terminate this Agreement by delivery of written notice thereof to Seller within ten (10) Business Days after Buyer’s receipt of written notice of any such Material Damage or Material Condemnation, unless, with respect to Material Damage, Seller elects to, and does, repair such damage. In the event Buyer so terminates this Agreement, the Deposit and all interest accrued thereon will be returned to Buyer. If Buyer fails to so terminate this Agreement, or if any damage to the Property is not Material Damage, or the condemnation is not Material Condemnation, then Buyer shall not be released from any obligation to purchase the Property and, when sold, the Property shall be sold to Buyer in its then “as is” condition with no reduction in the Purchase Price, except that if Seller has not caused the damage to be fully repaired prior to the Close of Escrow, Seller shall pay or assign to Buyer any insurance proceeds payable for such damage to the Property, and shall assign to Buyer all condemnation proceeds payable for such condemnation of the Property at Close of Escrow and there shall be a credit against the Purchase Price for the amount of any applicable deductible or self-insured retention, under Seller’s insurance policy.

8.2          Survival. The provisions of this Article 8 shall survive the Close of Escrow.

Article 9

PRORATIONS, FEES, COSTS AND REIMBURSEMENTS

9.1          Taxes and Assessments. Escrow Holder shall prorate (that is, apportion) between the parties, in Cash, to Close of Escrow, on the basis of a thirty (30) day month, general and special real estate taxes and assessments, based on the regular tax bill for the fiscal year in which the escrow closes, and including any homeowners or other association assessments. If such tax bill has not been issued as of the Closing Date, such proration shall be based on the regular tax bill for the fiscal year preceding that in which the escrow closes. The proration of taxes and assessments shall be without regard to any supplemental assessments levied pursuant to California Revenue and Taxation Code Sections 75 and following unless such supplemental taxes have been levied and shown on a tax bill. In the event that a separate tax bill has not been issued, Escrow Holder shall apportion general and special real estate taxes and assessments based upon a written apportionment statement, based on land area, prepared by Seller and reasonably approved by Buyer, which approval shall not be unreasonably withheld.

9.2          Supplemental Taxes. Escrow Holder shall have no responsibility for this Section. Should any supplemental taxes be levied and billed after Close of Escrow pursuant to California Revenue and Taxation Code Sections 75 and following as a result of the transfer of title to Buyer, such taxes shall be the obligation of Buyer except for supplemental taxes levied by reason of improvements or transfers or other events which occurred before Close of Escrow, which portion, if any, shall be the obligation of Seller. Seller shall pay supplemental taxes, if any, for which Seller is responsible within thirty (30) days after Buyer provides Seller with a demand for payment accompanied with reasonable documentation from the County that such sum is payable by Seller pursuant to this Section.

9.3          Seller’s Charges; Recorded Deed Not to Show Documentary Transfer Tax Amount. Seller shall pay (i) the County and any City Documentary Transfer Tax, (ii) Fifty percent (50%) of the CLTA Standard title policy premium and fee for a mechanics lien endorsement (but not the added premium for an extended ALTA policy or additional endorsements), (iii) one-half (½) of Escrow Holder’s fee, and (iv) usual seller’s document-drafting and recording charges. Unless Buyer gives Escrow Holder instructions to the contrary, and provided the County Recorder so allows, Escrow Holder shall, at Close of Escrow, cause the Grant Deed to be recorded without setting forth the amount of County and any City Documentary Transfer Tax paid by Seller. The Grant Deed may show such amount after it is recorded.

9.4          Buyer's Charges. Buyer shall pay (i) one-half (½) of Escrow Holder's fee, (ii) Fifty percent (50%) of the CLTA Standard title policy premium and fee for a mechanics lien endorsement and the extra premium for any ALTA Extended Coverage Title Policy or any endorsements, other than a mechanics lien endorsement, over and above that of the premium of the ALTA Standard Owner’s Title Policy, (iii) any loan fees, recording fees, and loan title policy costs related to any financing that Buyer may obtain and (iv) usual buyer's document-drafting and recording charges

9.5          Survival. The provisions of this Article 9 shall survive the Close of Escrow.

Article 10

DISTRIBUTION OF FUNDS AND DOCUMENTS

10.1          Interest. Escrow Holder is instructed to invest Buyer's Deposit in a federally insured interest bearing account selected by Buyer, and Buyer shall sign such further instructions to Escrow Holder as may be necessary to establish such account.

10.2          Disbursements. All disbursements by Escrow Holder shall be made by wire transfer, unless a party unilaterally instructs Escrow Holder, prior to Close of Escrow, to proceed otherwise, in which case, Escrow Holder shall disburse such party's proceeds from this escrow pursuant to such unilateral instruction.

10.3          Delivery of Instruments. At the close of this escrow, Escrow Holder shall deliver each non-recorded instrument received by Escrow Holder, if any, to the payee or person (i) acquiring rights under the instrument, or (ii) for whose benefit the instrument was acquired, such documents to be sent by United States mail (or held for personal pickup, if requested).

10.4          Delivery of Cash. Escrow Holder shall, at the close of this escrow, deliver by wire transfer (or shall hold for personal pickup, if requested) (i) to HM the amount of $96,331.00 of the Purchase Price pursuant to written wire transfer instructions from HM and the balance of the Purchase Price to Limoneira pursuant to written wire transfer instructions from Limoneira, and (ii) to Buyer, or order, any excess funds delivered to Escrow Holder by Buyer.

10.5          Delivery of Copy of Instruments. Escrow Holder shall, at Close of Escrow, deliver to Seller a conformed copy of Seller's recorded Grant Deed and each document recorded to place title in the condition required by this Agreement.

Article 11

CLOSE OF ESCROW AND ESCROW INSTRUCTIONS

11.1          Close of Escrow. Unless otherwise agreed to in writing by Buyer and Seller, Close of Escrow shall occur on or before the date that is forty five (45) days following the expiration of the Feasibility Period (“Closing Date”). If Escrow Holder cannot close escrow on or before the Closing Date, it shall, nevertheless close this escrow when all conditions have been satisfied or waived unless, after the Closing Date and prior to the close of this escrow, Escrow Holder receives a written notice to terminate this escrow from a party who, at the time the notice is delivered, is not in default under this Agreement.

11.2          Notice of Default; Cure Period. Should either party believe the other party is in default of this Agreement, the party who believes the other party is in default shall give a written notice of such belief. The party who is sent such notice shall have two (2) Business Days in the case of a monetary default, and five (5) Business Days in the case of a non-monetary default, from the delivery date of the notice to cure such default.

11.3          Termination of Escrow. Escrow Holder will have no liability or responsibility for determining whether or not a party giving a notice of termination is in default under this Agreement. Within three (3) Business Days after receipt of a termination notice from one party, Escrow Holder shall deliver one (1) copy of the notice to the other party. Unless written objection to termination of this escrow is received by Escrow Holder within ten (10) Business Days after Escrow Holder delivers the notice to the other party, or the notice of termination otherwise directs, Escrow Holder shall promptly terminate this escrow and return all funds it then holds and documents held by it to the party depositing the same, except that if the Deposit has already become nonrefundable, it shall be sent to the Seller if still held in Escrow, and that Escrow Holder may retain such funds and documents usually retained by escrow agents in accordance with standard escrow termination procedures. If written objection to the termination of this escrow is delivered to Escrow Holder within the ten (10) Business Day period, Escrow Holder is authorized to hold all funds and documents delivered to it in connection with this escrow and Escrow Holder may, in Escrow Holder's sole discretion, take no further action until otherwise directed, either by the parties' mutual written instructions or by a final order of judgment of a court of competent jurisdiction or final decision through the provisions of Article 14.

11.4          Legal Remedies of Parties Not Affected. Neither (i) the exercise of the right of termination, (ii) delay in the exercise of such right, nor (iii) the return of funds and/or documents shall affect the right of the party giving the notice of termination to recover damages or pursue other applicable legal remedies for the other party's breach of this Agreement. Nor shall (A) the delivery of the notice, (B) any failure to object to termination of this escrow, or (C) the return of funds and/or documents affect the right of the other party to recover damages for the breach by the party who gives the notice of termination.

Article 12

REPRESENTATIONS, WARRANTIES, covenants, releases and post closing items

12.1          Limit on Escrow Holder's Responsibility. Escrow Holder shall have no concern with, nor liability nor responsibility for, this Article.

12.2          Brokerage Commission or Finder's Fee. On Close of Escrow, and subject to the Property being conveyed to Buyer, Seller shall pay a commission to Duane Levy and Associates and Parkstone Companies. The commission is to be split 50/50 with the amount being three (3%) of the purchase price. Each party warrants to the other that the warranting party has incurred no obligation, by reason of this Agreement or the transaction contemplated hereby, for a real estate brokerage commission or finder's fee for which the other party would be liable. Each party shall hold the other party free and harmless from and against any damage or expense the other party may incur by reason of the untruth as to the warranting party of the foregoing warranty, including expenses for attorney's fees and court costs. The obligations of this section shall survive the Close of Escrow and delivery of the Grant Deed.

12.3          Seller and Joint Warranties and Representations. The representations and warranties set forth in this Section 12.3 shall be true as of the date of this Agreement and as of the Close of Escrow. Buyer and Seller, each to the other, hereby represent and warrant that (a) the transaction contemplated by this Agreement has been duly authorized by all necessary actions or approvals on the part of Buyer and Seller, respectively, (b) no other authorizations or approvals are necessary to enable the warranting party to enter into and perform this Agreement, (c) the warranting party is duly organized and existing and in good standing under the laws of the State of California, (d) the warranting party has full right, capacity, power and authority to enter into this Agreement and carry out the terms of this Agreement, and (e) this Agreement and all other documents contemplated hereby and thereby when executed and delivered by the warranting party will be legally valid and binding obligations of the warranting party enforceable against the warranting party in accordance with their respective terms. Seller further warrants and represents to Buyer, that to the best of its knowledge:

(a)          No Further Encumbrances. So long as this Agreement is in effect, Seller shall not allow title to the Property to become further encumbered or clouded except as may be caused by Buyer.

(b)          No Default. The consummation of the transaction contemplated by this Agreement, and the payment and performance of all of the obligations of Seller hereunder, will not result in any breach of, or constitute a default under, any contract, loan or credit agreement, corporate charter, bylaws, trust indenture or any other instrument to which Seller is a party or by which Seller may be bound or affected.

(c)          No Pending Action. Seller is not aware of, and has not been informed of, any actions, proceedings, investigations or condemnation or eminent domain proceedings pending against Seller and/or the Property, or any threatened, before or by any court, arbitrator, administrative agency or other governmental authority which affect the Property or the ability of Seller to convey the Property to Buyer.

(d)          No Possessory Rights, Leases or Options. There are no recorded or unrecorded agreements or instruments which create third party possessory rights to the Property; there are no oral or written leases, subleases, occupancies or tenancies in effect pertaining to the Property; and no parties other than Seller is in possession of the Property. There are no oral or written purchase agreements, options to purchase, first rights of refusal, or other purchase rights in effect pertaining to the Property.

(e)          No Mechanics’ Liens. Seller represents and warrants that all contractors, subcontractors, material suppliers and professional consultants performing work on or with respect to the Property have been paid in full for any work performed for the Property, and that the Property shall be conveyed to Buyer at Close of Escrow free of any mechanics’ or materialmen’s liens.

(f)          Hazardous Materials. Seller is not aware of and has not been informed that: (a) there are any Hazardous Materials located on or under the Property in violation of any applicable Hazardous Materials Laws or (b) any environmental condition on or under the Property requires a remediation under any applicable Hazardous Materials Laws.

(g)          As Is.          Except for the representations and warranties expressly set forth in this Agreement, there are no representations or warranties of any kind whatsoever, expressed or implied, made by Seller in connection with this Agreement, the purchase of the Property by Buyer, its condition or whether the Property is appropriate for Buyer’s intended use. To be sure, Seller makes no other warranties whatsoever with regards to the Property and offers and sells the Property to Buyer “AS IS, WHERE IS, WITH ALL FAULTS” and Seller makes no representation or warranty of any kind regarding hazardous materials or the environmental condition of the property;

(h)          Property Condition. Seller makes no representations or warranties as to the physical condition of the Property or in connection with any matter relating to its condition, value, fitness, use or applicable regulations on which Buyer may rely directly or indirectly, or as to any operative or proposed governmental laws or regulations to which the Property may be subject.

12.4         Buyer Representations and Warranties and Release.

Buyer represents and warrants to Seller:

(a)          Buyer has or will have, prior to the Close of Escrow, fully investigated the Property and all matters pertaining thereto to the extent Buyer deems it appropriate to do so;

(b)          Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying on its own investigation of the Property based upon its experience in and knowledge of real property acquisition;

(c)          Buyer is, or will be, prior to the Close of Escrow, aware of applicable zoning regulations, other government requirements, site and physical conditions, and other matters affecting the use and condition of the Property to the extent Buyer deems it appropriate to do so; and

(d) Buyer acknowledges that Buyer is relying solely upon its own inspection, investigation and analyses of the Property and the matters described above and Buyer’s own verification of the information contained in all documents reviewed by Buyer related to the Property in entering into this Agreement and is not relying in any way upon any other representations, statements, agreements, warranties or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters. Buyer is acquiring the Property and improvements “AS IS, WHERE IS, WITH ALL FAULTS,” in its present state and condition. As part of Buyer’s agreement to purchase and accept the Property “AS IS, WHERE IS, WITH ALL FAULTS” and not as a limitation on such agreement, effective as of the Close of Escrow, and except with respect to the specific representations, warranties, and obligations of Seller under this Agreement, Buyer for itself and each of its present and future members, managers, officers, employees, agents, parties, affiliates, representatives, subsidiaries, parent and affiliated corporations, successors, assigns, trustees and beneficiaries (collectively, the “Buyer-Related Entities”) hereby unconditionally and irrevocably waives, and to the fullest extent permitted by law, releases, discharges and forever acquits Seller and each of its past, present and future members, managers, officers, employees, agents, parties, affiliates, representatives, subsidiaries, parent and affiliated companies, predecessors, successors, and assigns (collectively, the “Seller-Related Entities”) from (i) any claims related to the physical condition, status, quality, nature or environmental condition of the Property; (ii) any claims related to any violation of, noncompliance with, or enforcement of any applicable laws, regulations or ordinances with respect to the Property; and (iii) any and all liabilities, whether known or unknown, existing or potential, which Buyer or the Buyer-Related Entities have, assert or hereafter may have or assert, against Seller or any of the Seller-Related Entities by reason of any purported act or omission on the part of Seller or any of the Seller-Related Entities occurring prior to the Close of Escrow, which liabilities are based upon, arise out of, or are in any way connected with (a) the condition, status, quality, nature, contamination or environmental state of the Property; (b) any violation of, noncompliance with, or enforcement of any hazardous substances laws with respect to the Property; or (c) any use, generation, storage, release, threatened release, discharge, disposal, or presence of any hazardous substances on, under, or about the Property, or affecting the Property.

(e)          Buyer acknowledges that, except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its brokers or agents to Buyer in connection with the transaction contemplated hereby. All materials, data and information delivered by Seller to Buyer are provided to Buyer as a convenience only and any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller, nor any affiliate of Seller, nor any person or entity which prepared any report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any report.

As part of the provisions of this Section, but not as a limitation thereon, Buyer, for itself and the Buyer-Related Entities, with respect to the waiver and release set forth above, hereby expressly waives the provisions of Section 1542 of the Civil Code of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. “

The provisions of this Section are material and included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder.

By initialing this clause, Buyer acknowledges that this Section has been read and fully understood and that Buyer has had the opportunity to seek advice from its counsel about its meaning and significance.

                                                _/s/ DD___
Buyer’s Initials

If Seller should obtain actual knowledge of a material inaccuracy in any of Seller’s representations and warranties which would materially adversely affect the Property before Close of Escrow, Seller shall promptly notify Buyer in writing (which notice shall include copies of any instrument, correspondence or document upon which Seller’s notice is based). Buyer shall have five (5) Business Days after receipt of such notice to terminate this Agreement by giving Seller written notice thereof, in which event the Deposit and all interest accrued thereon shall be returned to Buyer, and neither Buyer nor Seller shall have any further rights or obligations hereunder except for those provisions which by their terms survive termination.

12.5          Reservation of Property. The parties understand and agree that upon execution of this Agreement, Seller shall cease all marketing efforts related to the Property and all negotiations with other potential purchasers of the Property.

12.6          Survival. The provisions of this Article 12 shall survive the Close of Escrow.

Article 13

ASSIGNMENT

13.1          Limit on Escrow Holder's Responsibility. Escrow Holder shall have no concern with, nor liability nor responsibility for, this Article.

13.2          Assignment by Buyer. Buyer shall have the right to assign this Agreement and escrow provided (i) such assignee assumes all obligations of Buyer under this Agreement in writing, (ii) the assignee’s ability to fund at Closing is provided to Seller (iii) the assignee is qualified to do business in California, and (iv) Buyer delivers written notice of its request to assign this Agreement and request for Seller’s consent and the information regarding the financial ability of assignee to fund at the Closing to Seller and Escrow Holder prior to the Closing Date. Seller shall not unreasonably withhold its consent to such assignment.

13.3          Effect of Approved Assignment. In the event of any such approved assignment, the assignee shall be and become (i) the grantee of Seller's Grant Deed; (ii) the insured owner under the Title Policy; and (iii) the person(s) having the right or obligation to (a) deliver statements, (b) deliver documents, (c) give approvals, (d) waive conditions, or (e) make demands, all as may be permitted or required by this Agreement and not then already accomplished by Buyer or another approved assignee.

Article 14

JUDICIAL REFERENCE

The parties agree to submit any dispute between them arising from this Agreement to Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Ventura County, California. In the event an action is filed in any court by either party to this Agreement involving a dispute arising from this Agreement, except for actions requesting injunctive relief or specific performance or related causes of action requesting the prevention of irreparable injury, either party may, upon five (5) days' notice to the other party, apply ex parte to the Court for a reference of the entire dispute to JAMS in accordance with Code Of Civil Procedure Section 638(1). For either voluntary submission of a dispute to JAMS or reference by the Court in the event an action has been filed, the parties shall mutually select a member from JAMS' panel to hear the dispute. In the event the parties cannot mutually select a member from the panel within ten (10) days after submission of the dispute to JAMS, then JAMS shall select the hearing officer. The hearing shall take place in Ventura County, California, on the first available date on the calendar of the hearing officer, or on such other date as the parties may agree upon in writing. This agreement to seek voluntary reference to resolve disputes shall not apply to any claim or action in which any of the causes of action includes disputes involving third parties other than the parties to this Agreement. The provisions of this Article 14 shall survive the Close of Escrow or termination of this Agreement.

BUYER AND SELLER ACKNOWLEDGE THAT BY AGREEING TO RESOLVE DISPUTES AS PROVIDED IN THIS ARTICLE THEY ARE GIVING UP THEIR RESPECTIVE RIGHTS TO HAVE SUCH DISPUTES TRIED BEFORE A JURY.

___/s/ DD_______          __/s/ HAE, BM____

Buyer's Initials                  Seller's Initials

Article 15

GENERAL PROVISIONS

15.1          Severability. If any provision of this Agreement or the application of such provision to any person, entity, or circumstance is found invalid or unenforceable by a court of competent jurisdiction, that determination by such court shall not affect the other provisions of this Agreement and all other provisions of this Agreement shall be deemed valid and enforceable.

15.2          Further Assurances. Each Party agrees to execute such documents as are reasonable and necessary to carry out the provisions of this Agreement.

15.3          No Partnership Relationship. Nothing contained in this Agreement shall be construed as creating the relationship of principal and agent, partnership, or joint venture between Seller and Buyer.

15.4          Gender, Number. Whenever the context requires, the use herein of (i) the neuter gender includes the masculine and the feminine, and (ii) the singular number includes the plural.

15.5          Business Days. If the (i) stated Closing Date, or (ii) last day for performance of an act falls upon a day during which Escrow Holder is not open for business, the Closing Date or such last day, as the case may be, will be the next following regular Business Day of Escrow Holder.

15.6          Survival of Provisions. Except as expressly set forth in this Agreement to the contrary, the representations, warranties, agreements and indemnities set forth in this Agreement shall remain operative and shall survive the termination of this Agreement or the closing and execution and delivery of Seller's Grant Deed and shall not be merged in Seller's Grant Deed.

15.7          Authority of Signatories. Buyer and Seller each represent with respect to itself that each individual signing this Agreement on its behalf (i) is duly authorized to sign and deliver this Agreement on its behalf, and (ii) this Agreement is binding upon such party in accordance with its terms.

15.8          Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement.

15.9          Exhibits. All exhibits referred to in this Agreement are attached to, and are a part of, this Agreement.

15.10          Entire Agreement. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

15.11          Modifications and Waivers. No modification, waiver or discharge of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver or discharge is or may be sought.

15.12          Attorney's Fees and Costs. If either party commences an action for the interpretation, reformation, enforcement (including, but not limited to, the enforcement of any indemnity provisions set forth in this Agreement), breach or rescission hereof, the prevailing party shall be entitled to a judgment against the other for an amount equal to reasonable attorneys' fees and court and other costs incurred.

15.13          Successors. All terms of this Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators or executors, permitted successors and assigns.

15.14          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

15.15          Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

15.16          Time of Essence. Time is of the essence of each and every provision of this Agreement in which time is an element.

15.17          Confidentiality. Buyer and Seller agree that the economic terms of this Agreement shall remain confidential and shall not be disclosed to any brokers or third parties (other than to a party’s lender(s) or consultants) without the express consent of the other party. Limoneira shall have the right to disclose any and all terms of this Agreement in any filings and disclosures as required under SEC rules and regulations without the consent of Buyer and without being in violation of this provision.

15.18          Notices.  Unless otherwise provided herein, all notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon personal delivery, or on receipt of a telecopy on a Business Day (provided it is received before 5:00 p.m. local time at the place of delivery; and if received after 5:00 p.m. local time at the place of delivery, or if it is received on a day that is not a Business Day, then it is deemed received on the next Business Day), or on the first (1st) Business Day after deposit with Federal Express or other overnight courier service, or as of the second (2nd) Business Day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Seller:	HM East Ridge LLC
C/O: Limoneira Company,
a Delaware corporation
1141 Cummings Road
Santa Paula, CA 93060
Attn: Harold S. Edwards
Facsimile: 805-525-8761
E-mail: hedwards@linoneira.com

With a copy to:	Stowell, Zeilenga, Ruth, Vaughn & Treiger, LLP.
4590 E. Thousand Oaks Blvd.
Suite 100
Westlake Village, CA 91362
Attention: David T. Stowell
Facsimile: 805-446-1490
E-mail: dstowell@szrlaw.com

If to Buyer:	IPDC Construction, Inc.,
a California corporation
340 James Way
Suite 140
Attention: David Daniels
Facsimile: 805-556-3065
E-mail: dave@inlandpacificbuilders.com

And a copy to:

If to Escrow Holder:	Lawyers Title
2751 Park View Court
Oxnard, CA 93036
Facsimile: 805-278-7362

Notwithstanding the above, notice of Buyer’s election to terminate prior to the expiration of the Feasibility Period or notices of Buyer’s objections to title (and Seller’s response) and notices of termination by Buyer for Disapproved Title Exceptions that Seller has not agreed to cure may be sent electronically. Any party may change its address for notices by giving notice as set forth herein.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth at the beginning hereof.

"BUYER"

IPDC Construction, Inc.,

a California corporation

By:	/s/ David Daniels
Its:	Authorized Officer

Date:	4/5/2013

"SELLER"

HM East Ridge LLC,

a Delaware limited liability company

By: HM Manager LLC,
a Delaware limited liability company
Its: Managing Member

By:	/s/ Bill Morgan
Bill Morgan,
President

Date:	4/8/2013

Limoneira Company,

a Delaware corporation

By:	/s/ Harold A. Edwards
Its:	Authorized Officer

Date:	4/5/2013

CONSENT OF ESCROW HOLDER

The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, (iii) comply with the requirements of Section 6045 of the Internal Revenue Code with respect to the transaction contemplated by the foregoing Agreement, and (iv) be bound by said Agreement in the performance of its duties as escrow agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.

Dated: ____________	Lawyers Title

	By:	____________________________________

LIST OF EXHIBITS

Exhibit “A”	Legal Description

Exhibit “B”	Grant Deed

Exhibit “C”	Assignment of Property Rights

EXHIBIT "A"

LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT "B"

GRANT DEED

When Recorded Mail To and Mail Tax Statements To:
SPACE ABOVE FOR RECORDER'S USE ONLY

GRANT DEED

In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of transfer tax which is due by a separate statement which is not being recorded with this Grant Deed.

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged HM East Ridge LLC, a Delaware limited liability company ("Grantor"), hereby grants to IPDC Construction, Inc, a California corporation ("Grantee"), the real property in the City of Santa Maria, County of Santa Barbara, State of California described on Schedule 1 attached hereto (the “Property”).

MAIL TAX STATEMENTS AS DIRECTED ABOVE.

This conveyance is subject to all matters of record affecting title.

IN WITNESS WHEREOF, this instrument has been executed as of this ____ day of ___________, 2013.

HM East Ridge LLC,

a Delaware limited liability company

By: HM Manager LLC,

a Delaware limited liability company

Its: Managing Member

By:
Bill Morgan,
President

SCHEDULE 1

LEGAL DESCRIPTION OF PROPERTY

STATE OF CALIFORNIA	)
COUNTY OF ________	)

On ____________, 2013, before me, ___________________________________, Notary Public, personally appeared ___________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ______________________________          (Seal)

Grant Deed

Document No.

Date Recorded

STATEMENT OF TAX DUE AND REQUEST THAT TAX DECLARATION

NOT BE MADE A PART OF THE PERMANENT RECORD

IN THE OFFICE OF THE COUNTY RECORDER

(Pursuant to Section 11932 R&T Code)

To:	Registrar-Recorder

County of Santa Barbara

Request is hereby made in accordance with the provisions of the Documentary Transfer Tax Act that the amount of tax due not be shown on the original document which names: HM East Ridge LLC, a Delaware limited liability company ("Grantor"), and IPDC Construction, Inc., a California corporation (“Grantee”).

Property described in the accompanying document is located in the City of Santa Maria, County of Santa Barbara, State of California.

The amount of tax due on the accompanying document is $____________.

Computed on full value of property conveyed, or

Computed on full value less liens and encumbrances remaining at time of sale.

HM East Ridge LLC,

a Delaware limited liability company

By: HM Manager LLC,

a Delaware limited liability company

Its: Managing Member

By:
Bill Morgan,
President

EXHIBIT “C”

ASSIGNMENT OF PROPERTY RIGHTS

This Assignment of Property Rights (this “Agreement”), dated for identification purposes _________ __, 2013 is entered into by and between HM East Ridge LLC, a Delaware limited liability company and Limoneira Company, a Delaware corporation ( collectively, “Assignor"), and IPDC Construction, Inc., a California corporation (“Assignee”), with respect to the following facts:

RECITALS

A.          Assignor is the owner of certain real and personal property located in the City of Santa Maria, County of Santa Barbara, State of California, the legal description of which is attached hereto as Schedule 1 (the “Property”).

B.          Assignor, as Seller, and Assignee, as Buyer, have entered into that certain Purchase Agreement and Escrow Instructions dated as of April __, 2013 for the sale of the Property to Assignee (the “Purchase Agreement”).

C.          Pursuant to the terms of the Purchase Agreement, Assignor wishes to assign to Assignee certain rights of Assignor related to the Property as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Assignment of Property Rights. Assignor hereby grants, assigns, transfers, conveys and delivers to Assignee all of Assignor’s right, title and interest in the Property Rights, if any, to the full extent assignable. “Property Rights” means all rights, entitlements, and privileges that relate directly or indirectly to development of the Property, including but not limited to all plans, specifications, drawings, maps, studies, reports, permits, approvals, authorizations, grandfathered rights, applications, licenses, governmental approvals, entitlements, development rights, water rights, water stock, easements, fee reimbursements and credits, CFD proceeds, tests, surveys, utility deposits, declarant rights, assignable warranties for work performed on the site and all similar rights and benefits relating to the Property or the development of the Property, and all of Seller’s right, title and interest (but no obligations under) those contracts listed on Schedule 2 attached hereto.

2.          Effective Date. This Agreement shall be effective as of the date a deed conveying title to the Property to Assignee is recorded in the Official Records of the Santa Barbara County Recorder’s Office.

3.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties hereto.

4.          Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of California.

5.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“ASSIGNOR”	“ASSIGNEE”

HM East Ridge LLC,	IPDC Construction, Inc.,
a Delaware limited liability company	a California corporation

By: HM Manager LLC,	By:
a Delaware limited
liability company	Its:
Its: Managing Member

By:
Bill Morgan, President

Limoneira Company, a Delaware corporation

By:

Its:

SCHEDULE 1

LEGAL DESCRIPTION OF PROPERTY

SCHEDULE 2

LIST OF CONTRACTS ASSIGNED